Exhibit 99.1

Competitive Technologies Names John B. Nano President and
CEO

FAIRFIELD, Conn., June 17, 2002 (PRIMEZONE) -- Competitive
Technologies, Inc. (AMEX:CTT - news) announced the appointment of John B. Nano as President and CEO and his election to the CTT Board of Directors, effective June 17, 2002.

Mr. Nano has a proven track record in the creation of shareholder value through the profitable commercialization of technology. He brings a broad background in domestic and international operating experience with technology-based companies focusing on life sciences, physical sciences, digital technology and electronics. Prior to joining CTT, Mr. Nano held various executive leadership positions in operations, strategic planning, business development, M&A and finance including ICI Americas, as Director and Founder of the Electronics Group; Sunkyong America, as EVP, CFO and
Division President; Pitney Bowes, as a VP of Finance and
Director of Planning and Development; W.R. Grace, as a VP
Finance and product development leader; and Stonehenge
Networks as a Principal.

Mr. Nano is a graduate of MIT's Sloan School Executive
Program, holds an MBA in Finance from Northeastern
University, and a B.S. in Chemical Engineering from Worcester Polytechnic Institute. He resides in Stamford,
Connecticut with his wife and son.

"John brings with him a wealth of experience, leadership and vision that will strengthen the team at CTT," said Richard
E. Carver, Chairman of CTT's Board of Directors. "The Board is focused on accelerating CTT's growth and increasing shareholder value under his leadership."

Mr. Nano commented that, "The global market for CTT's services continues to grow at an exponential rate; projections for the development of new technology during the next 25 years are equivalent to that developed over the past 100 years. I am excited about the opportunities available to CTT by rebuilding its pipeline of technology, adding new and leveraging existing business partners, and maximizing returns on CTT's portfolio of technology. We will position CTT to take advantage of this accelerated growth, being in the right market, at the right time, with the right services."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a global leader in identifying, developing and commercializing innovative life sciences, physical sciences, digital technologies and electronics. CTT's specialized expertise and experience make it a valuable partner to assist technology-rich universities, companies and inventors of all sizes to maximize the value of their intellectual assets. Visit CTT's Website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Contact:
          Strategic IR, Inc.
          Johnnie D. Johnson
          (212) 754-6565
          Fax: (212) 754-4333
          jdjohnson@strategic-ir.com
          ctt@competitivetech.net